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                                                                      EXHIBIT 21

                       LIST OF SUBSIDIARIES OF THE COMPANY

Management Support Technology Corp.
Computer Hardware Maintenance Company, Inc.
Federal Computer Corporation
Corporate Access, Inc.
Interactive Software Systems Incorporated
U.S. Communications, Inc.
InVenture Group, Inc.
MIS Technologies, Inc.
Decision Support Technology, Inc.
Louden Associates, Inc.
LINC Systems Corporation
PowerCrew, Inc.
Global Core Strategies Acquisition, Inc.
Titan Technologies Group, LLC